Exhibit (a)(1)

OFFER TO REPURCHASE FOR CASH

PALO ALTO NETWORKS, INC.

Offer to Purchase

for cash

any and all of CyberArk Software Ltd.’s outstanding

0.00% Convertible Senior Notes due 2030

(CUSIP 23248V AC9, ISIN US23248V1052)

The tender offer will expire at 5:00 p.m., New York City time, on March 20, 2026, unless extended by Palo Alto Networks, Inc. as provided herein (such date, as the same may be extended as provided herein, the “Expiration Date”). Holders (as defined herein) of the Notes (as defined herein) must validly tender their Notes, and not validly withdraw their Notes, at or prior to the Expiration Date to be eligible to receive the Fundamental Change Repurchase Price (as defined herein). Notes tendered may be withdrawn at any time prior to 5:00 p.m., New York City Time, on the Expiration Date.

Holders who validly tender all or part of their Notes pursuant to the Repurchase Right may not surrender such Notes for conversion unless they validly withdraw their Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date. Holders who validly tender and do not validly withdraw their Notes pursuant to the Repurchase Right will no longer have the Make-Whole Conversion Right (as defined herein) as a result of the Merger (as defined herein).

Palo Alto Networks, Inc., a Delaware corporation (“Parent”, “PANW” or “Palo Alto Networks”), in accordance with the Indenture (as defined herein), hereby provides this Offer to Purchase for Cash (as such offer may be amended or supplemented, this “Offer to Purchase”) to the holders (including, holders of beneficial interests in the case of Global Notes, each, a “Holder”) of the 0.00% Convertible Senior Notes due 2030 (the “Notes”) of CyberArk Software Ltd., a company organized under the laws of the State of Israel (the “Company” or “CyberArk”). This Offer to Purchase is being provided in connection with the acquisition by PANW of CyberArk pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 30, 2025, by and among PANW, CyberArk and Athens Strategies Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of PANW (“Merger Sub”), pursuant to which Merger Sub merged with and into CyberArk, with CyberArk continuing as the surviving corporation and a wholly owned subsidiary of PANW (the “Merger”), on February 11, 2026 (the “Effective Date”).

Pursuant to the Merger Agreement, on the Effective Date, each ordinary share, par value NIS 0.01 per share, of CyberArk (a “CyberArk Share”) issued and outstanding immediately prior to the Effective Date (other than Deemed Cancelled Shares (as defined in the Merger Agreement) and Converted Shares (as defined in the Merger Agreement)) was converted into the right to receive (A) 2.2005 fully paid and non-assessable shares of common stock, par value $0.0001 per share, of PANW (a “PANW Share”) and (B) $45.00 in cash, without interest, in each case in accordance with the terms of, and subject to the qualifications described in, the Merger Agreement ((A) and (B), together, a “unit of Reference Property”).

The Merger constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change” under the Indenture relating to the Notes.

For purposes of this Offer to Purchase:

•

“Equity Component” means the equity portion of a unit of Reference Property on the Effective Date, which is 2.2005 PANW Shares, subject to adjustment as provided in Article 14 and subject to Section 14.07, in each case of the Indenture.

•	“Cash Component” means the cash portion of a unit of Reference Property on the Effective Date, which is $45.00 in cash, without interest.

Each Holder has, subject to certain conditions, the right, at such Holder’s option, to:

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in connection with the Fundamental Change, require the Company to repurchase (the “Repurchase Right”) for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $100,000.00 or an integral multiple of $100,000.00 in excess thereof (or such lesser amount held by any such Holder), on March 24, 2026 (as such date may be extended as provided herein, the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus any accrued and unpaid Special Interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Notes to be repurchased pursuant to Article 15 of the Indenture. The Fundamental Change Repurchase Price will equal $1,000.00 for each $1,000.00 in principal amount of Notes;

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in connection with the Make-Whole Fundamental Change, elect to convert (the “Make-Whole Conversion Right”) all or any portion (if the portion to be converted is $100,000.00 principal amount or an integral multiple of $100,000.00 in excess thereof (or such lesser amount held by any such Holder)) of such Holder’s Notes into cash at a conversion rate equal to 2.5308 (the “Make-Whole Conversion Rate”) units of Reference Property (consisting of the Equity Component and the Cash Component) per $1,000.00 principal amount of Notes.

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In accordance with the Cash Settlement provisions in the Indenture, the amount of cash to be received in connection with such conversion shall be computed based on the sum of the Daily Conversion Values for each of the 30 consecutive Trading Days during the 30 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding the relevant Conversion Date (the “Observation Period”).

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For purposes of conversions of Notes in connection with the Make-Whole Fundamental Change only, the “Daily Conversion Value” will mean, for each of the 30 consecutive Trading Days during the Observation Period, one-thirtieth (1/30) of the product of (a) the Make-Whole Conversion Rate on such Trading Day and (b) the sum of (1) the product of the Daily VWAP on such Trading Day and the Equity Component and (2) the Cash Component.

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A conversion of Notes will be deemed to be “in connection with” the Make-Whole Fundamental Change, and the Make-Whole Conversion Right shall apply, if the relevant notice of conversion is received by the Conversion Agent (as defined herein) during the period from, and including, the Effective Date (February 11, 2026) and up to, and including, March 20, 2026, the second business day immediately prior to the Fundamental Change Repurchase Date (such period, the “Make-Whole Fundamental Change Period”); or

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following the Fundamental Change Repurchase Date, retain all of such Holder’s Notes, or any portion of the principal amount thereof not surrendered in connection with the Repurchase Right or converted in connection with the Make-Whole Conversion Right, through maturity on June 15, 2030 (the “Maturity Date”), maintaining the right during certain periods and upon the occurrence of certain conditions specified in the Indenture, until the close of business on June 13, 2030, the second scheduled trading day immediately preceding the Maturity Date, to convert such Notes at a conversion rate equal to 1.9614, subject to adjustment as provided in Article 14 of the Indenture (the “Conversion Rate”), units of Reference Property (consisting of the Equity Component and the Cash Component), per $1,000.00 principal amount of Notes, as described in the Indenture.

If you fail to exercise your Make-Whole Conversion Right during the Make-Whole Fundamental Change Period, you will no longer be entitled to convert your Notes as a result of the Fundamental Change or Make-Whole Fundamental Change in connection with the Merger, and will need to wait until the occurrence of another event giving rise to the right to convert your Notes in accordance with the terms of the Indenture, or, if no such event occurs, February 15, 2030.

This Offer to Purchase is being made pursuant to the Indenture, dated as of June 10, 2025 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) and the First Supplemental Indenture, dated as of February 11, 2026 (the “Supplemental Indenture”, and the Base Indenture, as amended, supplemented or otherwise modified from time to time, including by the Supplemental Indenture, the “Indenture”), among the Company, Parent and the Trustee. Terms capitalized but not defined herein shall have the meanings assigned to them in the Indenture.

Pursuant to Section 15.02(e) of the Base Indenture, Parent’s making this Offer to Purchase will satisfy the Company’s obligations to repurchase Notes upon a Fundamental Change pursuant to Article 15 of the Base Indenture.

Holders may surrender, and PANW will accept, Notes for repurchase until 5:00 p.m., New York City time, on the Expiration Date. PANW will deposit with U.S. Bank Trust Company, National Association, as paying agent (the “Paying Agent”), on or prior to 11:00 a.m., New York City time, on March 24, 2026, the Fundamental Change Repurchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price.

Additional copies of this Offer to Purchase may be requested from PANW at Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054, Attention: Corporate Secretary, (408) 753-4000. U.S. Bank Trust Company, National Association in its role as Trustee, Paying Agent and Conversion Agent under the Indenture (the “Conversion Agent”) is not responsible for any determinations or calculations made with respect to the Make-Whole Conversion Rate, the Conversion Rate or the Fundamental Change Repurchase Price.

All such determinations or calculations have been made by Parent or the Company, and U.S. Bank Trust Company, National Association is entitled to rely conclusively on all such determinations and calculations. Neither the Trustee, the Paying Agent nor the Conversion Agent makes any representation with respect to the accuracy or adequacy of the information contained in this Offer to Purchase.

The address of the Paying Agent is:

U.S. Bank Trust Company,

National Association

U.S. Bank West Side Flats

Operations Center

60 Livingston Avenue,

Mail Station – EP-MN-WS2N

St. Paul, MN 55107

Attn: Corporate Action – Specialized Finance

cts.specfinance@usbank.com

The address of the Conversion Agent is:

U.S. Bank West Side Flats

Operations Center

60 Livingston Avenue,

Mail Station – EP-MN-WS2N

St. Paul, MN 55107

Attn: Conversion Processing

cts.conversions@usbank.com

Phone: 800.934.6802 | Fax: 651.466.5400

The date of this Offer to Purchase is February 19, 2026.

Fundamental Change; Make-Whole Fundamental Change

The consummation of the Merger constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change,” each as defined in Section 1.01 of the Indenture.

In connection with the Fundamental Change, and as more fully described herein, each Holder has, subject to certain conditions, the right, by giving notice, to require the Company to repurchase all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $100,000.00 or an integral multiple of $100,000.00 in excess thereof (or such lesser amount held by any such Holder), at a repurchase price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus any accrued and unpaid Special Interest thereon to, but excluding, the Fundamental Change Repurchase Date. This amount will equal $1,000.00 for each $1,000.00 principal amount of Notes.

As more fully described herein and in the Indenture, including in relation to the conversion procedures for Cash Settlement, the consideration due upon conversion of the Notes “in connection with” a Make-Whole Fundamental Change will be, for each $1,000.00 principal amount of Notes, cash equal to (x) $113.89 plus (y) an amount based on the Daily VWAPs of PANW Shares for each of the 30 consecutive Trading Days during the relevant Observation Period.

A conversion of Notes will be deemed “in connection with” the Make-Whole Fundamental Change if the relevant notice of conversion is received by the Conversion Agent during the Make-Whole Fundamental Change Period.

If a Holder does not convert its Notes during the Make-Whole Fundamental Change Period and thus does not convert its Notes “in connection with” the Make-Whole Fundamental Change, such Holder may only convert its Notes during certain periods and upon the occurrence of certain conditions specified in the Indenture until the close of business on June 13, 2030, the second scheduled trading day immediately preceding the Maturity Date.

Additional information regarding the Merger and the Merger Agreement is provided below in Section 1.3.

Repurchase Right

PANW hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase, to repurchase for cash any and all of CyberArk’s outstanding Notes. Notes accepted for payment pursuant to the Repurchase Right will be accepted only in minimum principal amounts of $100,000.00 and integral multiples of $100,000.00 in excess thereof (or such lesser amount held by any such Holder). PANW will pay the Fundamental Change Repurchase Price equal to $1,000.00 for each $1,000.00 principal amount of Notes accepted for repurchase pursuant to the Repurchase Right. No tenders will be valid if submitted after the Expiration Date.

Alternatives to the Repurchase Right

Exercise Your Make-Whole Conversion Right. During the Make-Whole Fundamental Change Period, the Notes are convertible into cash at the Make-Whole Conversion Rate. The Make-Whole Conversion Rate is 2.5308 units of Reference Property (consisting of the Equity Component and the Cash Component) per $1,000.00 principal amount of Notes.

Fluctuations in the trading price of PANW Shares after you elect to convert your notes may cause you to receive less valuable consideration than expected. Because the Default Settlement Method is cash, the consideration due upon conversion will be determined based on the volume-weighted average price of PANW Shares during the related Observation Period and will consist of 30 “VWAP trading days.” Accordingly, a considerable amount of time may lapse between the time you elect to convert your Notes and the time you receive the consideration due upon conversion, and if the trading price of PANW Shares declines during this time, then you may receive less consideration, or consideration that is less valuable, than expected.

Retain Your Notes. If a Holder decides to retain its Notes, then such Holder will retain all of its rights, including the right to convert its Notes, subject to the terms and conditions of, and at the times specified in, the Indenture. The conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate after the Expiration Date.

The stated maturity of the Notes is June 15, 2030. The market value of the Notes may be greater than the Fundamental Change Repurchase Price you would receive were you to tender your Notes for repurchase by PANW pursuant to the Repurchase Right. The market price of the Notes may change significantly prior to or after the Expiration Date. Holders are urged to obtain current market quotations for the Notes, to the extent such current market quotations are available, prior to making any decision with respect to the Repurchase Right.

Other Information

Holders who convert their Notes pursuant to the Make-Whole Conversion Right, or who surrender their Notes for repurchase pursuant to the Repurchase Right, will, upon conversion or repurchase, as applicable, cease to have any rights with respect to such Notes converted or repurchased (other than as provided in this Offer to Purchase), including the right to receive Special Interest or principal thereon.

The terms of the Indenture and the Notes provide the Notes are not permitted to held or beneficially owned by, and each Holder and, in the case of Global Notes, beneficial owner by acquiring the Notes or, in the case of Global Notes, beneficial interest therein shall be deemed to represent to the Company that it is not (i) an Israeli resident for Israeli tax purposes or (ii) a non-Israeli corporation, for which Israeli residents (1) have a controlling interest of more than 25% in such non- Israeli corporation or (2) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation (whether directly or indirectly) (the “Non-Israeli Tax Residency Requirement”). Pursuant to the terms of the Indenture and the Notes, any acquisition of a Note or beneficial interest by any Holder or beneficial owner which violates the Non-Israeli Tax Residency Requirement is not permitted.

By exercising the Repurchase Right or the Make-Whole Conversion Right, a Holder shall be deemed to represent and certify that the Non-Israeli Tax Residency Requirement is satisfied as to such Holder and its Notes (or beneficial interest therein) on the Fundamental Change Repurchase Date or the applicable Conversion Date, respectively. Each of Parent, the Company, the Trustee, the Paying Agent, and the Conversion Agent is relying on such representation, in accordance with the terms of the Indenture and the Notes, in connection with the transactions contemplated hereby.

To the extent a Holder would like to exercise the Repurchase Right or the Make-Whole Conversion Right but such Holder and its Notes (or beneficial interest therein) cannot satisfy the Non-Israeli Tax Residency Requirement, such Holder should contact the Parent in the manner set forth in this Offer to Purchase.

You should review this Offer to Purchase carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to tender your Notes pursuant to the Repurchase Right or to convert your Notes pursuant to the Make-Whole Conversion Right and, if so, the amount of your Notes to tender or convert. None of Parent, the Company or any of their respective Boards of Directors, employees, advisors or representatives, or the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Repurchase Right, or to exercise or refrain from exercising the Make-Whole Conversion Right.

Notes surrendered for repurchase pursuant to the Repurchase Right may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Offer to Purchase, all Notes are held through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder (i) to require the Company to repurchase its Notes, (ii) to convert its Notes at the Make-Whole Conversion Rate during the Make-Whole Fundamental Change Period and/or (iii) to retain its Notes, in each case, pursuant to the terms and conditions of the Indenture, the Notes and this Offer to Purchase. We urge you to read carefully the remainder of this Offer to Purchase because the information in this summary is not complete. We have included section references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “we,” “our,” or “us” in this Offer to Purchase are to Parent and its subsidiaries.

Who is offering to repurchase my Notes?

Palo Alto Networks, Inc., a Delaware corporation, is offering to repurchase any and all of your Notes, at your option, on the terms and conditions set forth in this Offer to Purchase. As of February 11, 2026, there was $1.25 billion aggregate principal amount of Notes outstanding. (See Section 1.1)

Why are you offering to repurchase my Notes?

As a result of the Merger, a Fundamental Change (as defined in the Indenture) occurred on February 11, 2026 (the “Effective Date”), and accordingly each Holder has the Repurchase Right, pursuant to Article 15 of the Indenture. Parent’s making of this Offer to Purchase will satisfy the Company’s obligations to repurchase Notes upon a Fundamental Change pursuant to Article 15 of the Base Indenture. (See Section 1.3)

How much will you pay for my Notes and what is the form of payment?

If you exercise your Repurchase Right, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, together with any accrued and unpaid Special Interest to, but excluding, the date of repurchase of the Notes. The Fundamental Change Repurchase Price is $1,000.00 per $1,000.00 of Notes, and is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market value of the Notes or the market value of PANW Shares into which the Notes are convertible. (See Section 2.2)

How can I determine the market value of my Notes?

The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, Parent’s and the Company’s operating results, the trading price and implied volatility of the PANW Shares into which the Notes are convertible and the market for similar notes. Holders are urged to obtain current market quotations for the Notes, to the extent such current market quotations are available, prior to making any decision with respect to the Repurchase Right. (See Section 2.4)

When does the Repurchase Right expire?

The Repurchase Right expires at 5:00 p.m., New York City time, on the Expiration Date, which is March 20, 2026. We do not intend to extend the period that Holders have to exercise the Repurchase Right unless required by applicable law, regulation or rule. (See Section 2.1)

If I tender my Notes, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Repurchase Right. We will deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, which is March 24, 2026 (subject to extension as provided herein), an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price. The Paying Agent will then pay the money to DTC, as the sole record holder of Notes, following the later of (x) the Fundamental Change Repurchase Date and (y) the time of book-entry transfer of the accepted Notes to the account of the Paying Agent at DTC. (See Section 5)

What are the conditions to your repurchase of the Notes?

Our repurchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the repurchase be lawful and the procedural requirements described in this Offer to Purchase be satisfied. (See Section 2.1)

What is the Make-Whole Conversion Right with respect to my Notes?

The Merger constituted a Make-Whole Fundamental Change. Accordingly, you have the right to convert the Notes in accordance with the Indenture. The consideration due upon conversion of the Notes in connection with the Make-Whole Fundamental Change will be cash, for each $1,000.00 principal amount of Notes, in an amount equal to (x) $113.89 plus (y) an amount based on the Daily VWAPs of PANW Shares for each of the 30 consecutive Trading Days during the relevant Observation Period.

A conversion of Notes will be deemed “in connection with” the Make-Whole Fundamental Change if the relevant notice of conversion is received by the Conversion Agent during the period from, and including, February 11, 2026, the Effective Date, up to, and including, March 20, 2026, the second business day immediately prior to the related Fundamental Change Repurchase Date.

Under the terms of the Indenture, any Holder that converts its Notes in connection with a Make-Whole Fundamental Change may be entitled to convert such Notes at an increased Conversion Rate, which increase is determined by reference to a table in Section 14.03(e) of the Indenture, based on the effective date of the relevant Make-Whole Fundamental Change (in this instance, February 11, 2026) and (subject to certain exceptions) the average of the last reported sale prices of the property into which the Notes are convertible at the time of the Make-Whole Fundamental Change (in this instance, CyberArk Shares) over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the Make-Whole Fundamental Change (the “Stock Price”). The Stock Price of CyberArk Shares used to determine the Make-Whole Conversion Rate was $399.72 per share. The number of Additional Shares was 0.5694, for the Make-Whole Conversion Rate of 2.5308.

The conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate at 5:00 p.m., New York City time, March 20, 2026, the second business day immediately prior to the Fundamental Change Repurchase Date. Subsequent to the date of this Offer to Purchase, the Conversion Rate is subject to change in accordance with the Indenture.

If I exercise my Repurchase Right or my Make-Whole Conversion Right, may I change my mind?

While an exercise of your Repurchase Right may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, an exercise of your Make-Whole Conversion Right is irrevocable. (See Section 2.3)

If a Holder has exercised its Repurchase Right with respect to some or all of its Notes, such Holder may only convert such Notes if such Holder validly withdraws its exercise of the Repurchase Right with respect to such Notes in accordance with the terms of the Indenture, this Offer to Purchase, and the depositary.

What are my rights if I retain my Notes?

If you do not surrender your Notes pursuant to the Repurchase Right and do not convert your Notes pursuant to the Make-Whole Conversion Right, you may retain your Notes pursuant to their terms through maturity on June 15, 2030, or otherwise transfer or exchange such Notes in the ordinary course. Moreover, you will retain the right to convert your Notes at the Conversion Rate, subject to any applicable anti-dilution adjustments, during certain periods and upon the occurrence of certain conditions specified in the Indenture until the close of business on June 13, 2030, the second scheduled trading day immediately preceding the Maturity Date. You will also retain the right to receive Special Interest payments, if any, on the Notes pursuant to the terms of the Indenture and the Notes. The Notes will be repaid on the Maturity Date at the principal amount thereof, plus any accrued but unpaid Special Interest to but excluding the Maturity Date. (See Section 2.3)

Is the Board of Directors making any recommendation as to the Repurchase Right or the Make-Whole Conversion Right?

None of Parent, the Company or any of their respective Boards of Directors, employees, advisors or representatives, or the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Repurchase Right or to exercise or refrain from exercising the Make-Whole Conversion Right. You must make your own independent decision as to whether or not to exercise your Repurchase Right or to exercise your Make-Whole Conversion Right and, if so, the principal amount of your Notes to tender or convert. The Make-Whole Conversion Right, the Repurchase Right, and our offer to purchase Notes as described in this Offer to Purchase, are based solely on the contractual requirements of the Indenture and the Notes.

How do I tender my Notes for repurchase?

To tender your Notes for repurchase pursuant to the Repurchase Right, you must deliver the Notes to the Paying Agent through the transmittal procedures of DTC on or after the date of this Offer to Purchase, but prior to 5:00 p.m., New York City time, on the Expiration Date.

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If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to tender your Notes and instruct that nominee to tender the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should tender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

•	If required pursuant to the Indenture, pay funds equal to the Special Interest payable on the next Special Interest payment date to which you are not entitled.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Repurchase Right set forth in this Offer to Purchase. (See Section 3.1)

Please direct any questions or requests for assistance in connection with the surrender of Notes to the Paying Agent at the address and email address set forth in this Offer to Purchase.

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for repurchase at any time prior to 5:00 p.m., New York City time, on March 20, 2026, which is the Expiration Date. (See Section 4)

How do I withdraw previously tendered Notes?

To withdraw all or a portion of previously tendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

You bear the risk of untimely withdrawal of previously tendered Notes. You must allow sufficient time for completion of the necessary procedures prior to 5:00 p.m., New York City time, on the Expiration Date. (See Section 4)

If I want to convert my Notes, what should I do?

If you want to exercise the Make-Whole Conversion Right, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) if required pursuant to the Indenture, pay funds equal to the Special Interest payable on the next Special Interest Payment Date to which you are not entitled, (iii) pay all transfer or similar taxes, if any, required pursuant to the Indenture, and (iv) inform the Trustee or Conversion Agent of the conversion in accordance with customary practice.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to 5:00 p.m., New York City time, on the Expiration Date. (See Section 3.1)

Please direct any questions or requests for assistance in connection with the surrender of Notes for exchange to the Conversion Agent at the address and email address set forth in this Offer to Purchase.

Do I need to do anything if I do not wish to tender my Notes for repurchase or convert my Notes?

No. If you do not tender your Notes for repurchase or exercise the Make-Whole Conversion Right before 5:00 p.m., New York City time, on the Expiration Date, we will not repurchase your Notes, your Notes will not be converted and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes.

If I choose to tender my Notes for repurchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender Notes in an aggregate principal amount of $100,000.00 or any integral multiples of $100,000.00 in excess thereof (or such lesser amount held by any such Holder). (See Section 3)

If I choose to tender my Notes for repurchase, when will any Special Interest cease to accrue on them?

At the moment, there is no Special Interest due on the Notes, and no Special Interest is expected to accrue prior to the Fundamental Change Repurchase Date. However, if any Special Interest starts to accrue, such Special Interest on Notes tendered pursuant to the Repurchase Right will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date, provided that we have not defaulted in making payment of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date. (See Section 2.5)

If I do not tender my Notes for repurchase, will my Notes continue to be guaranteed by PANW following the Fundamental Change Repurchase Date?

Yes. PANW provided a guarantee of the Company’s obligations under the Notes in connection with the consummation of the Merger and as set forth in the Supplemental Indenture and will continue to guarantee the Notes following the Fundamental Change Repurchase Date to the extent that any Notes remain outstanding.

Do I have to pay a commission if I tender my Notes for repurchase?

You will not be required to pay any commission to us, the Company, DTC or the Paying Agent in connection with exercising the Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your tender of the Notes for repurchase.

What are the U.S. federal income tax considerations of exercising the Repurchase Right or Make-Whole Conversion Right?

The receipt of cash in exchange for Notes pursuant to exercise of the Repurchase Right or the Make-Whole Conversion Right generally will be taxable for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax considerations applicable to holders of Notes that have their Notes purchased pursuant to the Repurchase Right, or that convert their Notes pursuant to the Make-Whole Conversion Right, see “Certain U.S. Federal Income Tax Considerations.” (Section 11). You should consult your own tax advisor with respect to the specific tax consequences to you of exercising the Repurchase Right or the Make-Whole Conversion Right in light of your particular circumstances.

Who is the Paying Agent and Conversion Agent?

U.S. Bank Trust Company, National Association, the Trustee under the Indenture, is also serving as Paying Agent in connection with the transactions contemplated by the Repurchase Right and the Conversion Agent in connection with the transactions contemplated by the Make-Whole Conversion Right, and may be contacted at the address and email address set forth in this Offer to Purchase.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the tender of Notes for repurchase pursuant to the Repurchase Right may be directed to the Paying Agent at the address and email address set forth in this Offer to Purchase.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase memorandum and the documents incorporated by reference herein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts made in this Offer to Purchase and related documents may be forward-looking. We use words such as “anticipates,” “believes,” “continue,” “estimate,” “expects,” “future,” “intends,” “may,” “plan,” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons.

There are a significant number of factors that could cause actual results to differ materially from forward-looking statements, including: Palo Alto Networks’ ability to successfully integrate CyberArk’s businesses and technologies; the risk that the expected benefits and synergies of the transaction may not be fully achieved in a timely manner, or at all; the risk that PANW or CyberArk will be unable to retain and hire key personnel; significant and/or unanticipated difficulties, liabilities or expenditures relating to the integration of CyberArk into Palo Alto Networks; the effect of the completion of the transaction on the parties’ business relationships and business operations generally; the effect of the completion of the transaction on Palo Alto Networks’ common share price and uncertainty as to the long-term value of Palo Alto Networks’ common shares; risks related to disruption of management time from ongoing business operations due to the integration efforts required for the transaction; developments and changes in general or worldwide market, geopolitical, economic, and business conditions; failure of Palo Alto Networks’ platformization product offerings; failure to achieve the expected benefits of Palo Alto Networks’ strategic partnerships and acquisitions; changes in the fair value of Palo Alto Networks’ contingent consideration liability associated with acquisitions; risks associated with managing Palo Alto Networks’ growth; risks associated with new product, subscription and support offerings, including product offerings that leverage AI; shifts in priorities or delays in the development or release of new product or subscription or other offerings, or the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing products, subscriptions and support offerings; failure of Palo Alto Networks’ business strategies; rapidly evolving technological developments in the market for security products, subscriptions and support offerings; defects, errors, or vulnerabilities in our products, subscriptions or support offerings; Palo Alto Networks’ customers’ purchasing decisions and the length of sales cycles; Palo Alto Networks’ competition and the expanded scope of its competitors as a result of completing the CyberArk transaction; Palo Alto Networks’ ability to attract and retain new customers; Palo Alto Networks’ ability to acquire and integrate other companies, products, or technologies in a successful manner; Palo Alto Networks’ share repurchase program, which may not be fully consummated or enhance shareholder value, and any share repurchases which could affect the price of its common stock; and Palo Alto Networks’ debt repayment obligations. For additional risks and uncertainties on these and other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Palo Alto Networks’ periodic reports and other filings with the Securities and Exchange Commission (the “SEC”), including the risk factors contained in Palo Alto Networks’ most recent annual report on Form 10-K and periodic quarterly reports on Form 10-Q, and CyberArk’s public filings with the SEC, including its annual report on Form 20-F. All forward-looking statements in this Offer to Purchase are based on current beliefs and information available to management as of the date hereof, and we undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition and results of operations. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this Offer to Purchase and in any related supplement we prepare or authorize, and documents incorporated by reference into this Offer to Purchase, may not in fact occur. Accordingly, you should not place undue reliance on those statements. Except as required by law, we undertake no obligation, and do not intend, to publicly or otherwise update or revise any forward-looking statement or other statement in this Offer to Purchase or in any related supplement the Company prepares or authorizes or documents incorporated by reference into this Offer to Purchase, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results express or implied by these forward-looking statements will not be realized.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

AND MAKE-WHOLE CONVERSION RIGHT

1.	Information Concerning Palo Alto Networks and CyberArk.

1.1	Palo Alto Networks.

Palo Alto Networks is a global cybersecurity provider with a vision of a world where each day is safer and more secure than the one before. Palo Alto Networks was incorporated in Delaware in 2005 and is headquartered in Santa Clara, California. Palo Alto Networks’ mission is to be the cybersecurity partner of choice for enterprises, organizations, service providers, and government entities to protect our digital way of life. Palo Alto Networks’ cybersecurity platforms and services help secure enterprise users, networks, clouds, and endpoints by delivering comprehensive cybersecurity backed by artificial intelligence and automation. A key element of Palo Alto Networks’ strategy is to help its customers simplify their security architectures through consolidating disparate point products. Palo Alto Networks executes on this strategy by developing its capabilities and packaging its offerings into platforms which are able to cover many of its customers’ needs in the markets in which Palo Alto Networks operates. Palo Alto Networks’ platformization strategy combines various products and services into a tightly integrated architecture for more secure, faster and cost-effective outcomes. Palo Alto Networks’ principal executive offices are located at 3000 Tannery Way, Santa Clara, California 95054 and its telephone number is (408) 753-4000.

1.2	CyberArk.

On February 11, 2026, pursuant to the Merger Agreement, CyberArk became a wholly owned subsidiary of Palo Alto Networks.

CyberArk, a company organized under the laws of the State of Israel, is a global leader in identity security, trusted by organizations worldwide to secure human and machine identities in the modern enterprise. CyberArk’s AI-powered “Identity Security Platform” applies intelligent privilege controls to every identity with continuous threat prevention, detection and response across the identity lifecycle. With CyberArk, organizations can reduce operational and security risks by enabling zero trust and least privilege with complete visibility, empowering all users and identities, including workforce, IT, developers and machines, to securely access any resource, located anywhere, from everywhere. As a category-defining leader in Privileged Access Management, CyberArk is uniquely positioned to deliver on identity security and enable its customers to control access to sensitive infrastructure and applications, keeping them out of the hands of malicious or careless insiders or external attackers and preventing disruption to the business.

1.3	The Merger, the Supplemental Indenture and the Notice Regarding the Settlement Method.

On July 30, 2025, PANW entered into the Agreement and Plan of Merger, by and among PANW, CyberArk and Merger Sub. On February 11, 2026, Merger Sub merged with and into CyberArk, with CyberArk continuing as the surviving corporation and a wholly owned subsidiary of PANW. On the Effective Date, each ordinary share, par value NIS 0.01 per share, of the Company (a “CyberArk Share”) issued and outstanding immediately prior to the Effective Date (other than Deemed Cancelled Shares (as defined in the Merger Agreement) and Converted Shares (as defined in the Merger Agreement)) was converted into (A) 2.2005 fully paid and non-assessable shares of common stock, par value $0.0001 per share, of Parent (a “PANW Share”) and (B) the right to receive $45.00 in cash, without interest, in each case in accordance with the terms of, and subject to the qualifications described in, the Merger Agreement (the “Merger Consideration”). As the Merger constituted a “Fundamental Change” and a “Make-Whole Fundamental Change” under the Indenture, each Holder has the Repurchase Right described herein, pursuant to Article 15 of the Indenture and the Make-Whole Conversion Right described herein, pursuant to Article 14 of the Indenture.

In connection with the Merger, the Company, Parent and the Trustee executed the First Supplemental Indenture, dated as of February 11, 2026 (the “Supplemental Indenture”). The Supplemental Indenture provided for a change in the right to convert the Notes resulting from the Merger. In accordance with Section 14.07 of the Indenture, from and after the effective time of the Merger, the right of Holders to convert each $1,000.00 principal amount of Notes into cash, CyberArk Shares or a combination of cash and CyberArk Shares in accordance with the terms of the Indenture changed to a right of such Holders to convert each $1,000.00 principal amount of Notes into the “Reference Property” as defined in the Indenture (i.e., the Merger Consideration), at the applicable conversion rate, in accordance with the terms and conditions of the Indenture. The provisions of the Indenture, as modified by the Supplemental Indenture, will continue to apply, mutatis mutandis, to Holders’ right to convert each $1,000.00 principal amount of Notes into the Merger Consideration. In addition, pursuant to the Supplemental Indenture, PANW agreed to guarantee CyberArk’s obligations with respect to the Notes and the Company irrevocably elected (a) to eliminate the right of the Company to elect Physical Settlement Method of any conversion of Notes that occurs on or after the date of the Supplemental Indenture and (b) that with respect to any Combination Settlement of any conversion of Notes that occurs on or after the date of the Supplemental Indenture, the Specified Dollar Amount per $1,000 principal amount of Notes shall be no lower than $1,000.00.

The foregoing summary of the Supplemental Indenture is qualified by the full text of the Supplemental Indenture, which supplemental indenture has been filed as Exhibit 4.2 to Parent’s Current Report on Form 8-K filed with the SEC on February 11, 2026 and incorporated herein by reference. (See Section 12)

On February 11, 2026, the Company sent a notice to Holders, the Trustee and the Conversion Agent (A) of its irrevocable election to eliminate the right of the Company to elect Physical Settlement as the Settlement Method of any conversion of Notes that occurs on or after the date hereof, (B) of its irrevocable election that with respect to any Combination Settlement of any conversion of Notes that occurs on or after the date hereof, the Specified Dollar Amount per $1,000 principal amount of Notes shall be no lower than $1,000.00 and (C) to set the Default Settlement Method as Cash Settlement with respect to any conversion of Notes that occurs on or after the Effective Date.

As a result, all conversion of Notes with a conversion date on or after February 11, 2026, will be settled by Cash Settlement until the Company modifies the Settlement Method in accordance with the Indenture.

2.	Information Concerning the Notes.

The Notes were issued pursuant to the Indenture, dated as of June 10, 2025, by and between CyberArk and the Trustee. The Supplemental Indenture provided for a change in the right to convert the Notes resulting from the acquisition of CyberArk described above.

The Notes mature on June 15, 2030. As of February 11, 2026, there was $1.25 billion aggregate principal amount of Notes outstanding.

We have appointed the Trustee as Paying Agent in connection with the Repurchase Right and the Trustee serves as the Conversion Agent in connection with the Make-Whole Conversion Right.

The terms of the Indenture and the Notes provide the Notes are not permitted to held or beneficially owned by, and each Holder and, in the case of Global Notes, beneficial owner by acquiring the Notes or, in the case of Global Notes, beneficial interest therein shall be deemed to represent to the Company that it is not (i) an Israeli resident for Israeli tax purposes or (ii) a non-Israeli corporation, for which Israeli residents (1) have a controlling interest of more than 25% in such non- Israeli corporation or (2) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation (whether directly or indirectly) (the “Non-Israeli Tax Residency Requirement”). Pursuant to the terms of the Indenture and the Notes, any acquisition of a Note or beneficial interest by any Holder or beneficial owner which violates the Non-Israeli Tax Residency Requirement is not permitted.

By exercising the Repurchase Right or the Make-Whole Conversion Right, a Holder shall be deemed to represent and certify that the Non-Israeli Tax Residency Requirement is satisfied as to such Holder and its Notes (or beneficial interest therein) on the Fundamental Change Repurchase Date or the applicable Conversion Date, respectively. Each of Parent, the Company, the Trustee, the Paying Agent, and the Conversion Agent is relying on such representation, in accordance with the terms of the Indenture and the Notes, in connection with the transactions contemplated hereby.

To the extent a Holder would like to exercise the Repurchase Right or the Make-Whole Conversion Right but such Holder and its Notes (or beneficial interest therein) cannot satisfy the Non-Israeli Tax Residency Requirement, such Holder should contact Parent in the manner set forth in this Offer to Purchase.

2.1	The Obligation to Repurchase the Notes.

Pursuant to the terms of the Notes and the Indenture, upon the occurrence of the Merger, which constituted a Fundamental Change, the Company became obligated to repurchase, at the Fundamental Change Repurchase Price and on the Fundamental Change Repurchase Date, all Notes validly tendered for repurchase by Holders pursuant to the Repurchase Right.

The Indenture provides that the Company shall be deemed to satisfy its obligations to purchase Notes upon a Fundamental Change if one or more third parties (such as Parent) conduct the repurchase offer and repurchase Notes surrendered for repurchase in a manner that would have satisfied the Company’s obligations to do the same if conducted directly by the Company.

The Fundamental Change Repurchase Price for the Notes is payable in cash, and is equal to 100% of the principal amount thereof, plus any accrued and unpaid Special Interest to but excluding the Fundamental Change Repurchase Date. The Indenture requires that the Fundamental Change Repurchase Date be a date chosen by the Company that is not less than 20 and no more than 35 calendar days after the date of the Company’s notice to Holders that a Fundamental Change has occurred and of the Repurchase Right. This Offer to Purchase is first being delivered to Holders on February 19, 2026.

The Repurchase Right will expire at 5:00 p.m., New York City time, on March 20, 2026. We do not intend to extend the period that holders have to exercise their Repurchase Right unless required to do so by applicable law, regulation or rule. Our repurchase of outstanding Notes validly tendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Offer to Purchase be satisfied.

There is no financing condition in connection with the obligation to consummate the Repurchase Right.

2.2	Repurchase Price.

Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by us for the Notes pursuant to the Repurchase Right is 100% of the principal amount of the Notes validly surrendered for repurchase, plus any accrued and unpaid Special Interest to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Price will be $1,000.00 per $1,000.00 in principal amount of Notes. The Fundamental Change Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase, and not validly withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. At the moment, there is no Special Interest due on the Notes, and no Special Interest is expected to accrue prior to the Fundamental Change Repurchase Date. However, if any Special Interest starts to accrue, such Special Interest on those Notes will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date. Notes surrendered for repurchase will be accepted only in principal amounts equal to $100,000.00 or integral multiples of $100,000.00 in excess thereof (or such lesser amount held by any such Holder). Timely delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market value of the Notes or the value of the Merger Consideration. In fact, the Fundamental Change Repurchase Price may be less than the market value of the Notes. The market price of the Notes may change significantly prior to or after the Expiration Date. Holders are urged to obtain the best available information as to the market value of the Notes, to the extent available, and the market value of PANW Shares before making a decision whether to surrender or refrain from surrendering their Notes for repurchase or to exercise or refrain from exercising the Make-Whole Conversion Right.

None of Parent, the Company, or any of their respective Boards of Directors, employees, advisors or representatives, or the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase pursuant to the Repurchase Right or to exercise the Make-Whole Conversion Right. Each Holder must make its own decision as to whether to surrender Notes for repurchase, exercise its Make-Whole Conversion Right or retain its Notes, based on such Holder’s assessment of the market value of the Notes, the value of the cash and shares of PANW Shares into which the Notes are convertible and other relevant factors.

2.3	Make-Whole Conversion Right.

Because the Merger constituted a Make-Whole Fundamental Change under the Indenture, Holders may elect to convert their Notes, during the period from, and including, the Effective Date to, and including, March 20, 2026, the second business day immediately prior to the Fundamental Change Repurchase Date, at the Make-Whole Conversion Rate, and Cash Settlement will apply to all such conversions.

The consideration due upon conversion of the Notes in connection with the Make-Whole Fundamental Change will be cash, for each $1,000.00 principal amount of Notes, in an amount equal to (x) $113.89 plus (y) an amount based on the Daily VWAPs of PANW Shares for each of the 30 consecutive Trading Days during the relevant Observation Period, as set forth in the Indenture in relation to Cash Settlements.

A conversion of Notes will be deemed “in connection with” the Make-Whole Fundamental Change if a valid notice of conversion of the Notes is received by the Conversion Agent during the period from, and including, February 11, 2026, the Effective Date, up to, and including, March 20, 2026, the second business day immediately prior to the Fundamental Change Repurchase Date.

Under the terms of the Indenture, any Holder that converts its Notes in connection with a Make-Whole Fundamental Change may be entitled to convert such Notes at an increased Conversion Rate, which increase is determined by reference to a table in Section 14.03(e) of the Indenture, based on the effective date of the relevant Make-Whole Fundamental Change (in this instance, February 11, 2026) and (subject to certain exceptions) the average of the last reported sale prices of the property into which the Notes are convertible at the time of the Make-Whole Fundamental Change (in this instance, CyberArk Shares) over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the Make-Whole Fundamental Change (the “Stock Price”). The Stock Price of CyberArk Shares used to determine the Make-Whole Conversion Rate was $399.72 per share. The number of Additional Shares was 0.5694, for the Make-Whole Conversion Rate of 2.5308.

The conversion rate of the Notes will revert from the Make-Whole Conversion Rate to the Conversion Rate at 5:00 p.m., New York City time, March 20, 2026, the second business day immediately prior to the Fundamental Change Repurchase Date. Subsequent to the date of this Offer to Purchase, the Conversion Rate is subject to change in accordance with the Indenture.

Because the Default Settlement Method is cash, the consideration due upon conversion will be determined based on the volume-weighted average price of PANW Shares during the related Observation Period and will consist of 30 “VWAP trading days.” Accordingly, a considerable amount of time may lapse between the time you elect to convert your notes and the time you receive the consideration due upon conversion, and if the trading price of PANW Shares declines during this time, then you may receive less consideration, or consideration that is less valuable, than expected.

Because all Notes are held of record by DTC, in order to exercise the Make-Whole Conversion Right, a Holder must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) if required pursuant to the Indenture, pay funds equal to the Special Interest payable on the next Special Interest Payment Date to which you are not entitled, (iii) pay all transfer taxes, if any, required pursuant to the Indenture, and (iv) inform the Trustee or Conversion Agent of the conversion in accordance with customary practice.

A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth above and otherwise in accordance with the Indenture. We will pay the consideration due in respect of the exercise of any Holder’s Make-Whole Conversion Right on the second Business Day immediately following the last Trading Day of the relevant Observation Period.

An exercise of your Make-Whole Conversion Right is irrevocable.

If you wish to convert your Notes, you should not exercise the Repurchase Right with respect to such Notes.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EITHER (I) SURRENDER YOUR NOTES FOR REPURCHASE PURSUANT TO THE REPURCHASE RIGHT OR (II) CONVERT YOUR NOTES PURSUANT TO THE MAKE-WHOLE CONVERSION RIGHT DESCRIBED HEREIN. YOU MAY DECIDE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold a Note in the principal amount of $1,000.00, you may choose to:

•

Surrender the Note for Cash: If you exercise the Repurchase Right prior to the Expiration Date, you will receive $1,000.00 in cash plus accrued but unpaid interest to, but excluding, the Fundamental Change Repurchase Date per $1,000.00 of Notes. Assuming the Fundamental Change Repurchase Date is March 24, 2026, the Fundamental Change Repurchase Price will be $1,000.00.

•

Convert the Note at the Make-Whole Conversion Rate: If you exercise your Make-Whole Conversion Right during the Make-Whole Conversion Period, the conversion will be settled by Cash Settlement at the Make-Whole Conversion Rate. The consideration due upon conversion of the Notes in connection with the Make-Whole Fundamental Change will be cash, for each $1,000.00 principal amount of Notes, in an amount equal to (x) $113.89 plus (y) an amount based on the Daily VWAPs of PANW Shares for each of the 30 consecutive Trading Days during the relevant Observation Period, as set forth in the Indenture in relation to Cash Settlements. Because the stock price may fluctuate during the relevant Observation Period, the amount to be received upon exercise of the Make-Whole Conversion Right may be more or less than $1,000.00 per $1,000.00 of the Notes.

•

Retain the Note: You may choose to continue holding your Note or otherwise transfer or exchange it in the ordinary course. Moreover, you will retain the right to convert your Notes at the Conversion Rate, subject to any applicable anti-dilution adjustments, during certain periods and upon the occurrence of certain conditions specified in the Indenture until the close of business on June 13, 2030, the second scheduled trading day immediately preceding the Maturity Date. You will also retain the right to receive any Special Interest payments on the Notes pursuant to the terms of the Indenture and the Note. The Notes will be repaid on the Maturity Date at the principal amount thereof, plus any accrued but unpaid Special Interest to, but excluding, the Maturity Date.

THE CURRENT MARKET VALUE OF THE NOTES MAY BE GREATER THAN THE FUNDAMENTAL CHANGE REPURCHASE PRICE WE ARE OFFERING PURSUANT TO THE REPURCHASE RIGHT. HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE NOTES, TO THE EXTENT SUCH CURRENT MARKET QUOTATIONS ARE AVAILABLE, PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE REPURCHASE RIGHT.

2.4	Market for the Notes and PANW Shares.

Notes. The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, PANW’s operating results, the market price and implied volatility of the PANW Shares into which the Notes are convertible and the market for similar Notes. Following the expiration of the Repurchase Right, we expect that Notes not repurchased under the Repurchase Right will continue to be traded over-the-counter. However, the trading market for the Notes may be significantly more limited, depending on the amount of Notes tendered pursuant to the Repurchase Right or converted pursuant to the Make-Whole Conversion Right. As of February 11, 2026, there was $1.25 billion aggregate principal amount of Notes outstanding and Cede & Co., as nominee of DTC, was the sole record Holder of the Notes.

Palo Alto Networks Shares. The consideration due upon conversion of the Notes in connection with the Make-Whole Fundamental Change will be determined, in part, based on the Daily VWAPs of PANW Shares for each of the 30 consecutive Trading Days during the relevant Observation Period, as set forth in the Indenture in relation to Cash Settlements. The following table sets forth, for the periods indicated, the high and low sales prices of PANW Shares as reported on NASDAQ Global Select Market (“NASDAQ”).

		PANW SHARES
		High	Low
2024
	First Calendar Quarter	188.45	130.99
	Second Calendar Quarter	170.41	132.60
	Third Calendar Quarter	184.01	147.09
	Fourth Calendar Quarter	202.95	164.65
2025
	First Calendar Quarter	208.28	167.82
	Second Calendar Quarter	204.64	152.44
	Third Calendar Quarter	208.19	167.06
	Fourth Calendar Quarter	221.38	182.90
2026
	First Calendar Quarter (through February 18)	193.90	152.35

On February 11, 2026 the closing sale price of PANW Shares as reported on NASDAQ was $165.30 per PANW Share.

We urge you to obtain current market information for the Notes, to the extent available, and the PANW Shares before making any decision to surrender your Notes pursuant to the Repurchase Right or to convert your Notes pursuant to the Make-Whole Conversion Right.

2.5	Special Interest.

The Notes that remain outstanding after consummation of the Repurchase Right will continue to accrue any Special Interest until the Maturity Date, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased or exchanged. At the moment, there is no Special Interest due on the Notes, and no Special Interest is expected to accrue prior to the Fundamental Change Repurchase Date. Any Special Interest on outstanding Notes is paid on June 15th and December 15th of each year to record Holders of the Notes as of the preceding June 1st and December 1st, as applicable. Special Interest accrues pursuant to the Indenture only in certain circumstances, and at certain times, specifically set forth therein.

3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase.

Holders will be entitled to receive the Fundamental Change Repurchase Price for their Notes only if they validly surrender, and do not validly withdraw, their Notes for repurchase before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for repurchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $100,000.00 principal amount or an integral multiple of $100,000.00 in excess thereof (or such lesser amount held by any such Holder). If Holders do not validly surrender their Notes before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding and subject to the existing terms of the Notes and the Indenture.

3.1	Delivery of Notes.

The Trustee has informed the Company that, as of the date of this Offer to Purchase, all Notes are held through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through ATOP. Delivery of Notes via ATOP will satisfy the Holder’s delivery requirements pursuant to the terms of the Indenture. The method of delivery of Notes, and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below prior to 5:00 p.m., New York City time, on the Expiration Date.

A Holder who is a DTC participant may elect to surrender to the Company such Holder’s beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Repurchase Right, including those set forth in Section 3.2 below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to 5:00 p.m., New York City time, on the Expiration Date.

3.2	Agreement to be Bound by the Terms of the Repurchase Right.

By surrendering, or instructing your nominee to surrender, your Notes for repurchase through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Notes shall be repurchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in this Offer to Purchase;

•	such Holder agrees to all of the terms of this Offer to Purchase and acknowledges that it provides the notice required pursuant to the Indenture with respect to the Fundamental Change;

•

upon the terms and subject to the conditions set forth in this Offer to Purchase, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to Parent, all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges Parent, the Company, the Trustee, the Paying Agent and the Conversion Agent and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any repurchase or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Paying Agent also acts as agent of Parent and the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to Parent, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from Parent or the Company, except as agent for Parent and the Company with respect to the Fundamental Change Repurchase Price), all in accordance with the terms set forth in this Offer to Purchase;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for repurchase and payment by Parent, Parent will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from Parent or the Company, to execute and deliver any additional documents deemed by the Paying Agent or Parent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

surrenders of Notes pursuant to the Repurchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC if there is sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company;

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for repurchase pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by Parent, which determination shall be final and binding on all parties; and

•

such Notes are not held or beneficially owned by, and you represent and certify that you are not, (i) an Israeli resident for Israeli tax purposes or (ii) a non-Israeli corporation, for which Israeli residents (1) have a controlling interest of more than 25% in such non- Israeli corporation or (2) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation (whether directly or indirectly).

4.	Right of Withdrawal.

Notes surrendered for repurchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In order to withdraw previously surrendered Notes, a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered for repurchase by following the surrender procedures described in Section 3 above. Notes surrendered for repurchase pursuant to the Repurchase Right may not be converted pursuant to the Make-Whole Conversion Right unless such Notes are first withdrawn on or prior to the Expiration Date. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.	Payment for Surrendered Notes; Source and Amount of Funds.

We will deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, subject to extension to comply with applicable law, regulation or rule, an amount of money sufficient to pay the Fundamental Change Repurchase Price of all of the Notes or portions thereof that are to be repurchased. The Paying Agent will then, following the later of (x) the Fundamental Change Repurchase Date and (y) the time of book-entry transfer or delivery of the applicable Notes to the Paying Agent by the Holder thereof, distribute the money to DTC, the sole record Holder of Notes. DTC will thereafter distribute the money to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Repurchase Right is $1.25 billion (assuming all of the Notes are validly surrendered for repurchase and accepted for payment). To pay for any Notes surrendered pursuant to the Repurchase Right, we intend to use cash on hand.

6.	Notes Acquired or Converted.

Any Notes repurchased by us pursuant to the Repurchase Right or converted by Holders pursuant to the Make-Whole Conversion Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.	Plans or Proposals of Parent.

Except as noted in this Offer to Purchase and in the documents incorporated by reference herein, as of the date of this Offer to Purchase, Parent has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

8.	Interests of Directors, Executive Officers and Affiliates of Parent in the Notes.

Except as otherwise disclosed below, based on a reasonable inquiry by Parent:

•	none of Parent, the Company or any of their respective executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	none of Parent or Company purchase any Notes from such persons; and

•	during the 60 days preceding the date of this Offer to Purchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of Parent is attached to this Offer to Purchase as Annex A.

9.	Agreements Involving the Company’s Notes.

Except as described above and in this Offer to Purchase, none of Parent or the Company, or to their knowledge, any of their respective affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Repurchase Right or with respect to any of the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

In connection with the original issuance of the Notes, CyberArk entered into certain capped call transactions (the “Capped Call Transactions”) with the following financial institutions: Barclays Bank Plc., Morgan Stanley & Co. LLC, Royal Bank of Canada, UBS AG, London Branch and Wells Fargo Bank, National Association (collectively, the “Dealers”). In connection with the Merger, on the Effective Date, PANW and CyberArk entered into amended and restated letter agreements with the Dealers (the “Capped Call Amendments”). The Capped Call Amendments modify the Capped Call Transactions by, among other things, requiring the Dealers to deliver PANW Shares in lieu of CyberArk Shares. Pursuant to the Capped Call Amendments, PANW has assumed the rights and obligations of CyberArk with respect to the Capped Call Transactions.

The foregoing description of the Capped Call Amendments does not purport to be complete and is qualified in its entirety by reference to the Capped Call Amendments, the form of which was filed as Exhibit 4.4 to Parent’s Current Report on Form 8-K filed with the SEC on February 11, 2026 and incorporated herein by reference.

In connection with the consummation of the Merger, the Capped Call Transactions, and the Parent guarantee of the Notes issued in connection with the Merger, the Company and Parent entered into an assumption agreement and a payment agreement, whereby Parent assumed, and agreed to fully satisfy and perform, all liabilities and payment obligations of the Company arising under the Indenture, the Company assigned the Capped Call Transactions to Parent, and each of Parent and the Company made payments to one another in connection therewith.

10.	Purchases of Notes by Parent and Its Affiliates.

Each of Parent, the Company and their respective affiliates, including their executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Repurchase Right, from the date of this Offer to Purchase until at least the tenth (10th) business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, Parent, the Company and their affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for repurchase pursuant to the Repurchase Right, the market price of PANW Shares, the business and financial position of Parent and the Company and general economic and market conditions.

11.	Certain U.S. Federal Income Tax Considerations.

The following is a general discussion of certain U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined herein) of exercising the Repurchase Right or the Make-Whole Conversion Right. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (“Treasury Regulations”), rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations at any time. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained.

This discussion is limited to U.S. Holders and Non-U.S. Holders who hold Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of such Holder’s particular circumstances, and does not apply to Holders subject to special rules under the U.S. federal income tax laws (including, for example, insurance companies, mutual funds, tax-exempt entities, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other flow-through entities (including S corporations) or investors in such partnerships or flow-through entities, regulated investment companies, real estate investment trusts, persons subject to special rules applicable to former citizens and residents of the United States, U.S. Holders that have a “functional currency” other than the U.S. dollar, persons holding Notes as part of a hedging, straddle, conversion, constructive sale or other integrated transaction, banks or other financial institutions, persons subject to any alternative minimum tax, brokers, dealers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, U.S. expatriates or former long-term residents of the United States, corporations treated as “personal holding companies,” “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, and retirement plans or individual retirement accounts or other tax-deferred accounts).

In addition, the discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto), nor any state, local or non-U.S. tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of exercising the Repurchase Right or the Make-Whole Conversion Right, including the applicability of any U.S. federal income and other tax laws, any state, local or non-U.S. tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors regarding the tax consequences of the exercise of the Repurchase Right or the Make-Whole Conversion Right.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXERCISE OF THE REPURCHASE RIGHT OR THE MAKE-WHOLE CONVERSION RIGHT. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE EXERCISE OF THE REPURCHASE RIGHT OR THE MAKE-WHOLE CONVERSION RIGHT, INCLUDING WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes).

As of the original issuance of the Notes, CyberArk took the position that, for U.S. federal income tax purposes that the Notes are not “contingent payment debt instruments” within the meaning of the applicable Treasury Regulations. Accordingly, this discussion assumes that the Notes are not subject to the special rules governing “contingent payment debt instruments.”

As described above, in connection with the Merger and pursuant to the Supplemental Indenture, PANW agreed to guarantee CyberArk’s obligations with respect to the Notes. This discussion assumes that the addition of PANW as a guarantor of CyberArk’s obligations with respect to the Notes did not result in a deemed exchange, for U.S. federal income tax purposes, of the Notes for “new” Notes at such time because such addition did not result in a “change in payment expectations” within the meaning of applicable Treasury Regulations. Holders of Notes should consult their tax advisors regarding the U.S. federal income tax consequences in the event of a deemed exchange of Notes for “new” Notes.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

Exercise of the Repurchase Right

A disposition of a Note by a U.S. Holder pursuant to the exercise of the Repurchase Right generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will generally recognize gain or loss upon a disposition of a Note pursuant to the exercise of the Repurchase Right in an amount equal to the difference between (i) the amount of cash received for the Note (except to the extent of any portion that is attributable to accrued and unpaid Special Interest, which will generally be treated as a payment of interest and will be taxable as ordinary income to the extent the U.S. Holder has not previously included the accrued Special Interest in income) and (ii) the U.S. Holder’s adjusted tax basis in the Note. Subject to the discussion of the market discount rules below, any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period for the Note exceeds one year. Long-term capital gains of non-corporate U.S. Holders are generally eligible for reduced rate of taxation. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s adjusted tax basis in a Note will generally equal the cost of the Note to the U.S. Holder, increased by any market discount previously included in income with respect to the Note, and decreased (but not below zero) by any bond premium previously amortized by such U.S. Holder with respect to the Note.

If a U.S. Holder acquired a Note after its original issuance for an amount that was less than the Note’s stated principal amount, such U.S. Holder may be treated as having acquired the Note with “market discount.” Subject to a de minimis exception, the “market discount” on a Note will equal the amount, if any, by which the Note’s stated principal amount exceeds the U.S. Holder’s adjusted tax basis in the Note immediately after its acquisition. A U.S. Holder that acquired a Note with market discount will generally be required to treat any gain recognized upon the disposition of such Note as ordinary income to the extent of any market discount accrued on such Note during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in gross income as it accrued for U.S. federal income tax purposes.

Exercise of the Make-Whole Conversion Right

If a U.S Holder exercises the Make-Whole Conversion Right, such U.S. Holder will receive solely cash in exchange for the Note. A U.S. Holder who receives solely cash in exchange for a Note upon conversion of such Note will recognize gain or loss as described above under “—Exercise of the Repurchase Right.”

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

Except as described below under “—Accrued But Unpaid Special Interest” and “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax with respect to any gain realized on the disposition of a Note pursuant to the exercise of the Repurchase Right or the Make-Whole Conversion Right unless:

•

the gain is “effectively connected” with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

PANW is or has been a U.S. real property holding corporation for United States federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the Non-U.S. Holder’s holding period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the Non-U.S. Holder.

Accrued But Unpaid Special Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding,” the portion, if any, of the amount paid to a Non-U.S. Holder pursuant to the exercise of the Repurchase Right or the Make-Whole Conversion Right that is attributable to accrued but unpaid Special Interest will not be subject to the U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•

the accrued but unpaid Special Interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to a permanent establishment of the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which the Company is a “related person” within the meaning of the Code; and

•

either (a) the Non-U.S. Holder properly certifies to its non-U.S. status on the appropriate IRS Form W-8BEN or IRS Form W-8- BEN-E, as applicable (or other applicable form) and complies with other certification requirements, or (b) the Non-U.S. Holder holds its Notes through certain foreign intermediaries and all applicable certification and documentation requirements are satisfied.

If the Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” the portion of the amount that is attributable to accrued but unpaid interest will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) and such Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a Non-U.S. Holder generally must furnish to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

The portion of the amount paid to a Non-U.S. Holder that is attributable to accrued but unpaid Special Interest that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification and other requirements. Instead, such payment generally will be subject to U.S. federal income tax on a net income basis and at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

In general, information reporting will apply to any payments made to a U.S. Holder pursuant to the exercise of the Repurchase Right or the Make-Whole Conversion Right, other than certain exempt recipients. Backup withholding (currently, at a rate of 24%) may apply to such payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9, furnishing such U.S. Holder’s taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishing an exemption.

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest (including Special Interest) paid to the Non-U.S. Holder and the amount of tax, if any, withheld with respect to interest. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

U.S. backup withholding (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a Non-U.S. Holder generally will be exempt from backup withholding if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of Notes by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such Non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of Notes by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying the Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Holder’s U.S. federal income tax liability, if any, and may entitle the Holder to a refund, so long as the required information is timely furnished to the IRS.

12.	Additional Information.

Parent files annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. Parent’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Parent will be available free of charge on Parent’s website at www.paloaltonetworks.com.

Parent has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained in the same manner as set forth above.

We recommend that you review the Schedule TO, including exhibits, and the following materials that Parent and the Company have filed with the SEC before making a decision in respect of this Offer to Purchase and the Notes:

•	Parent’s Annual Report on Form 10-K for its fiscal year ended July 31, 2025, filed with the SEC on August 29, 2025 (the “Annual Report”);

•

The information specifically incorporated by reference in Parent’s Annual Report from Parent’s Definitive Proxy Statement on Schedule 14A relating to Parent’s 2025 annual meeting of shareholders, filed with the SEC on November 7, 2025;

•

Parent’s Quarterly Reports on Form 10-Q for the quarter ended October 31, 2025, as filed with the SEC on November 20, 2025, and for the quarter ended January 31, 2026, as filed with the SEC on February 18, 2026;

•

Parent’s Current Reports on Form 8-K filed with the Commission on August 18, 2025, September  25, 2025, November  19, 2025, November  19, 2025, November  21, 2025, December  11, 2025, and February 11, 2026;

•	All other reports filed by Parent pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report;

•	Any description of shares of PANW Shares contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

•	Company’s Annual Report on Form 20-F for the year ended December 31, 2024 (filed with the SEC on March 12, 2025);

•

Company’s Reports of Foreign Private Issuer on Form 6-K or Form 6-K/A filed with the SEC on May 20, 2025, June 3, 2025, June 4, 2025, June 6, 2025, June 10, 2025, June 11, 2025, June 25, 2025, July 30, 2025, July  31, 2025, November 13, 2025 and February  11, 2026;

•

The Indenture, dated June 10, 2025, by and between CyberArk Software Ltd. and U.S. Bank Trust Company, National Association (incorporated by reference to Exhibit 4.1 of Parent’s Current Report on Form 8-K filed with the SEC on February 11, 2026); and

•

The First Supplemental Indenture, dated as of February 11, 2026, by and among Palo Alto Networks, Inc., CyberArk Software Ltd. and U.S. Bank Trust Company, National Association (incorporated by reference to Exhibit 4.2 of Parent’s Current Report on Form 8-K filed with the SEC on February 11, 2026).

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Holders of the Notes may obtain any of the materials referred to above by requesting them in writing or by telephone from Parent at the following address:

Palo Alto Networks, Inc.

3000 Tannery Way

Santa Clara, California 95054

Attention: Corporate Secretary

Telephone: (408) 753-4000

13.	No Solicitations.

Neither Parent nor the Company has, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Repurchase Right.

14.	Conflicts.

In the event of any conflict between this Offer to Purchase on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of Parent, the Company or any of their respective Boards of Directors, employees, advisors or representatives, or the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation pursuant to this Offer to Purchase. Each Holder must make his or her own decision as to whether to surrender Notes for repurchase, exercise the Make-Whole Conversion Right or retain the Notes, based on such Holder’s assessment of the current market value of the Notes and the value of the Transaction Consideration into which the Notes are exchangeable and other relevant factors.

PALO ALTO NETWORKS, INC.

February 19, 2026

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of Parent’s board of directors and each of Parent’s executive officers.

Executive Officers and Directors

Name	Title
Nikesh Arora	Chairman, Chief Executive Officer and Director
BJ Jenkins	President
Dipak Golechha	Executive Vice President and Chief Financial Officer
Lee Klarich	Chief Product and Technology Officer and Director
Aparna Bawa	Director
John M. Donovan	Director
Carl Eschenbach	Director
James J. Goetz	Director
Mark Goodburn	Director
Right Honorable Sir John Key	Director
Helle Thorning-Schmidt	Director
Lorraine Twohill	Director

The business address of each person set forth above is c/o Palo Alto Networks, Inc., 3000 Tannery Way, Santa Clara, California 95054. Its corporate secretary may be reached at (408) 753-4000.